Exhibit 99.1

Safeguard Scientifics Announces third Quarter 2020 Financial Results

Conference call and webcast on November 5, 2020 at 9 a.m. ET

Radnor, PA, November 4, 2020 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced financial results for the three months and nine months ended September 30, 2020.

Highlights

●	Exits & Deployments
	o	Portfolio company Sonobi was acquired resulting in $6.6 million of cash proceeds to Safeguard.
	o	Safeguard remains committed to monetizing its ownership interests in a timely manner and maximizing the value for its shareholders. Since January 2018, Safeguard has realized approximately $195 million in cash proceeds from monetizing its holdings.
	o	Safeguard deployed $2.5 million of funding to Aktana, Inc. during the quarter as part of a $30 million preferred equity round led by a new investor, bringing our total year-to-date deployments for all of our companies to $9.1 million.

●	Safeguard Company Performance
	o	Safeguard’s companies continue to respond to COVID-19 by managing cost structures, securing capital and adjusting operations to take advantage of opportunities in the current and post pandemic environment.
	o	The aggregate revenue for Safeguard’s 14 companies (which excludes Other Ownership Interests) for the trailing twelve months ended June 30, 2020 (one quarter lag from Safeguard’s reporting quarter) was $372 million, up 12% as compared to the comparable 2019 period.

●	Financial Results
	o	Cash and cash equivalents totaled $16.4 million at September 30, 2020.
	o	The carrying value of the Company’s ownership interests totaled $55.8 million at September 30, 2020, and the cost of these interests totaled $225.2 million.
	o	Safeguard’s net loss for the three months ended September 30, 2020 was $4.3 million, or $0.21 per share, compared with net loss of $2.5 million, or $0.12 per share, for the same period in 2019.
	o	Safeguard’s net loss for the nine months ended September 30, 2020 was $30.3 million, or $1.46 per share, compared with net income of $55.3 million, or $2.68 per share, for the same period in 2019.
	o	Safeguard’s results for the year-to-date period included non-cash impairment charges of $17.3 million, while the prior period included gains from the sales of Propeller and Transactis totaling $86 million.

●	Operating costs
	o	Safeguard continued to reduce its General and Administrative expenses which totaled $2.3 million for the third quarter, including a continued lower level of corporate expenses[1] which totaled $1.3 million, a 22% year over year decline.

●	Outlook
	o	Safeguard expects minimal follow-on deployments remaining in 2020 and has narrowed the full year range for 2020 to $9 to $10 million.
	o	Safeguard has reduced its expectation for 2020 corporate expenses to below $5.6 million.

1 Corporate expenses are general and administrative expenses excluding depreciation, severance, stock-based compensation and other non-recurring items.  See full reconciliation in the financial section of this statement.

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	o	Safeguard remains committed to returning value to shareholders and at the current time has reduced our targeted minimum liquidity threshold from $25 million to $20 million, subject to then prevailing market conditions and expected liquidity needs. We will consider share repurchases and/or dividends at that time.

●	Shareholder Engagement
	o	Next virtual discussion with CEO of Aktana to be held on November 10th at 10 a.m.

“We are pleased with the responses by our companies’ management teams to the challenges posed by COVID-19 as our companies continue to generally track ahead of their COVID-19 budgets,” said Eric C. Salzman, Safeguard’s Chief Restructuring Officer. “We are also encouraged by the sale of Sonobi which was completed in a challenging M&A environment. We continue to believe that active engagement with our companies will result in attractive outcomes for our shareholders. While we cannot control the macro environment, we remain cautiously optimistic that the activity we are seeing with mergers and acquisitions, strategic partners and capital providers will translate into increased opportunities going forward.”

“Our expectation is for minimal, if any, follow-on funding requirements for the remainder of the year and we have narrowed our full year 2020 range to between $9 and $10 million and expect these requirements to continue to decrease as our portfolio matures and we achieve exits,” said Mark A. Herndon, Safeguard’s Senior Vice President and Chief Financial Officer. “Corporate expense expectations for the year ended December 31, 2020 have also improved and are expected to be below the bottom of our previously disclosed range of $5.6 to $6.0 million as compared to $7.1 million reported for the year ended December 31, 2019.”

OWNERSHIP INTERESTS AT SEPTEMBER 30, 2020

Companies	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)

Initial Revenue Stage: Up to $1 million in revenue
None
Expansion Stage: $1 million to $5 million in revenue
Moxe Health Corporation	Healthcare	2016	29.9%	$4.8	$7.5
Traction Stage: $5 million to $10 million in revenue
meQuilibrium	Healthcare	2015	32.0%	3.6	14.0
Trice Medical, Inc.	Healthcare	2014	16.6%	1.6	10.8
Zipnosis, Inc.	Healthcare	2015	37.7%	2.4	10.0
QuanticMind, Inc.	Digital Media	2015	24.2%	2.1	13.7
WebLinc, Inc.	Digital Media	2014	39.9%	3.3	16.2
Lumesis, Inc.	Financial Services	2012	43.5%	0.7	5.6
High Traction Stage: $10 million to $15 million in revenue
InfoBionic, Inc.	Healthcare	2014	25.2%	-	22.0
Clutch Holdings, Inc.	Digital Media	2013	41.2%	5.1	16.8
Greater than $20 million in revenue
Aktana, Inc.	Healthcare	2016	15.2%	4.4	14.2
Prognos Health, Inc. +	Healthcare	2011	28.5%	4.1	12.6
Syapse, Inc.	Healthcare	2014	19.6%	3.1	25.0
Greater than $50 million in revenue
Flashtalking	Digital Media	2018	13.4%	12.5	19.2
MediaMath, Inc.	Digital Media	2009	13.3%	-	15.5
Other Ownership Interests
T-REX Group	Financial Services	2016		2.1	6.0
Velano Vascular	Healthcare	2013		2.0	1.7
All others	Various			4.0	14.4
			TOTAL:	$55.8	$225.2

+ Company progressed into higher revenue stage this quarter.

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CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: November 5, 2020

Time: 9 am ET

Webcast: http://www.safeguard.com/events

Live Number: 833-968-2224 // (International) 825-312-2064

Replay Number: 800-585-8367 // (International) 416-621-4642

Access Code: 9581004

Speakers: Executive Chairman of the Board, Dr. Robert J. Rosenthal; Chief Restructuring Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of the quarter’s financial results followed by Q&A

Replay will be available through January 5, 2021 at 11:59 pm ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

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Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and restricted cash	$16,437	$25,053
Other current assets	570	1,297
Total current assets	17,007	26,350
Ownership interests in and advances	55,844	77,129
Other assets	3,237	4,098
Total Assets	$76,088	$107,577

Liabilities and Equity
Other current liabilities	$2,611	$2,429
Total current liabilities	2,611	2,429
Lease liability - non-current	2,139	2,380
Other long-term liabilities	1,109	1,027
Total equity	70,229	101,741
Total Liabilities and Equity	$76,088	$107,577

Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating expenses	$2,275	$2,262	$7,835	$7,922
Operating loss	(2,275)	(2,262)	(7,835)	(7,922)
Other income (loss), net	(820)	8,777	(7,045)	10,010
Interest, net	52	(5,572)	209	(12,153)
Equity income (loss), net	(1,300)	(3,440)	(15,591)	65,324
Net income (loss) before income taxes	(4,343)	(2,497)	(30,262)	55,259
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(4,343)	$(2,497)	$(30,262)	$55,259
Net income (loss) per share:
Basic	$(0.21)	$(0.12)	$(1.46)	$2.68
Diluted	$(0.21)	$(0.12)	$(1.46)	$2.68
Weighted average shares used in computing income (loss) per share:
Basic	20,786	20,657	20,731	20,623
Diluted	20,786	20,657	20,731	20,623

Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative costs excluding Depreciation, Stock based compensation, severance and retirement costs, and non-recurring items and other.  Non-recurring items and other includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends, and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Corporate expenses	$1,302	$1,673	$3,997	$5,714
Depreciation	—	—	—	808
Stock based compensation	452	248	979	934
Severance and retirement costs	108	91	1,873	216
Non-recurring items and other	413	250	986	250
General and administrative expenses	$2,275	$2,262	$7,835	$7,922